Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the AGL Resources Inc.’s Registration Statements Nos. 33-50301, 33-62155, 333-01519, 333-02353, 333-26961, 333-26963, 333-86983, 333-86987, 333-75524, 333-97121, 333-104701, 333-115044, 333-127161, 333-136241, 333-142575, 333-154965, and 333-174375 on Forms S-8; Registration Statements Nos. 333-22867, 333-145606, 333-160975, and 333-168901 on Forms S-3; and Registration Statement No. 333-172084 on Form S-4 of our report dated February 24, 2011, relating to the consolidated financial statements and financial statement schedule of Nicor Inc. and subsidiaries (“Nicor Inc.”), and the effectiveness of Nicor Inc.’s internal control over financial reporting, appearing in the Current Report on Form 8-K of AGL Resources Inc. dated December 13, 2011.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
December 13, 2011